Exhibit 10.17.2

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (the “Amendment”) is entered into this 20th day of November, 2015, between DENVER ROAD, LLC, a New Jersey limited liability company (“Landlord”), and INSMED INCORPORATED, a Virginia corporation (“Tenant”). For purposes of this Amendment, the “Effective Date” shall be the date this Amendment has been executed and delivered by Landlord and Tenant.

Landlord and Tenant are parties to a certain Lease (the “Original Lease”) dated December 31, 2013, as amended by a certain First Amendment to Lease (the “First Amendment”) dated April 29, 2014 (the Original Lease and the First Amendment are referred to together herein as the “Lease”). The Lease covers premises deemed to contain approximately 42,857 rentable square feet (the “Existing Premises”) located in Building 10 (the “Building”), 10 Finderne Avenue, Bridgewater, New Jersey, as more particularly described in the Lease.

Landlord and Tenant desire for Tenant to lease additional premises consisting of an area deemed to contain 13,760 rentable square feet located on the third (3rd) floor of the Building, as shown on the plan attached hereto and made a part hereof as Exhibit A (the “2015 New Space”), and to otherwise amend certain terms and provisions of the Lease, subject to and in accordance with the terms and conditions set forth in this Amendment.

For good and valuable consideration the receipt and sufficiency of which is acknowledged by Landlord and Tenant, and intending to be legally bound hereby, Landlord and Tenant agree as follows:

1.             Effective as of the Effective Date, (i) Landlord shall deliver possession of the 2015 New Space to Tenant, and the Premises shall for all purposes under the Lease, as amended by this Amendment, include both the Existing Premises and the 2015 New Space, and (ii) the total space being leased by Landlord to Tenant, and by Tenant from Landlord, under the Lease, as amended by this Amendment (and, therefore, the “Premises”, as defined in the Lease) shall be deemed to contain a total of 56,617 rentable square feet.

2.             The Term of the Lease with respect to the 2015 New Space shall commence upon the Effective Date, and shall end coterminously with the Term for the Existing Premises, on the Expiration Date (as defined in the Lease).

3.             With respect to the 2015 New Space, the following terms and conditions shall be applicable:

(a)           Upon execution of this Amendment by Landlord and Tenant, Landlord shall deliver possession of the 2015 New Space to Tenant, and, subject to Tenant completing the 2015 New Space Landlord Work (as hereinafter defined), Tenant shall accept possession of the 2015 New Space, vacant and in its current “AS IS” condition. Landlord’s obligations under clause (i) of the second sentence of Section 1.4 of the Lease shall not be applicable to the 2015 New Space. Landlord shall perform the following work in and to the 2015 New Space (the “2015 New Space Landlord Work”) at Landlord’s cost: (i) repair or replace any broken or malfunctioning window blinds or treatments in the 2015 New Space, and (ii) by December 31, 2015, replace contactors, motors and filters in the twenty-six (26) VAV boxes in the 2015 New Space identified on Exhibit D attached hereto and made a part hereof, such that said VAV boxes shall be in proper working condition, and remove the existing crossover duct and cap the tap thereof in the 2015 New Space (said work described in this clause (ii) being referred to as the “VAV Box Work”). Tenant shall be entitled to confirm that the VAV Box Work has been completed.

(b)           Commencing as of the date that is one hundred twenty (120) days after the Effective Date (the “2015 New Space Rent Commencement Date”), and continuing throughout the remainder of the Term, Tenant shall pay to Landlord Fixed Rent (as defined in the Lease) for the 2015 New Space at the following rates for the following periods (in addition to the Fixed Rent payable by Tenant for the Existing Premises under the Lease, which shall remain unaffected by this Amendment):

(i)            $247,680.00 (i.e., $18.00 per rentable square foot of the 2015 New Space), per annum, payable in equal monthly installments of $20,640.00, for the period from the 2015 New Space Rent Commencement Date to and including the day immediately preceding the one (1) year anniversary of the 2015 New Space Rent Commencement Date;

(ii)           $254,559.96 (i.e., $18.50 per rentable square foot of the 2015 New Space), per annum, payable in equal monthly installments of $21,213.33, for the period from the one (1) year anniversary of the 2015 New Space Rent Commencement Date to and including the day immediately preceding the two (2) year anniversary of the 2015 New Space Rent Commencement Date;

(iii)          $261,440.04 (i.e., $19.00 per rentable square foot of the 2015 New Space), per annum, payable in equal monthly installments of $21,786.67, for the period from the two (2) year anniversary of the 2015 New Space Rent Commencement Date to and including the day immediately preceding the three (3) year anniversary of the 2015 New Space Rent Commencement Date; and

(iv)          $268,320.00 (i.e., $19.50 per rentable square foot of the 2015 New Space), per annum, payable in equal monthly installments of $22,360.00, for the period from the three (3) year anniversary of the 2015 New Space Rent Commencement Date to and including November 30, 2019.

Provided no Event of Default (as defined in the Lease) is then in existence, Tenant shall receive a credit against the Fixed Rent first payable under this Amendment for the 2015 New Space in the amount of $66,420.00, to be applied until exhausted against the monthly installments of Fixed Rent for the 2015 New Space first coming due from and after the 2015 New Space Rent Commencement Date.

(c)           The provisions of Section 1.5 of the Original Lease shall be applicable to Tenant’s lease of the 2015 New Space pursuant to this Amendment, except that the Tenant Allowance (as defined in the Original Lease) with respect to the Initial Tenant Work for the 2015 New Space shall equal $165,120.00.

(d)           Notwithstanding anything to the contrary contained in the Lease or this Amendment, unless and to the extent that Landlord provides notice to Tenant to the contrary (Landlord will not provide such notice later than nine (9) months prior to the Expiration Date and any later notice shall be deemed null and void) prior to the expiration or sooner termination of the Lease, Tenant shall remove, prior to the expiration of the Lease (or within thirty (30) days following the earlier termination thereof), Tenant Improvements (as defined in the Original Lease) that consist of Alterations (as defined in the Original Lease) constructed as part of the Initial Tenant Work (as defined in the Original Lease) or to the Third Floor Area or the First Floor Area (as such terms are defined in the First Amendment) or to the 2015 New Space under this Amendment that (i) are to portions of the Premises that are to consist of laboratory space or are to be used for laboratory purposes, (ii) constitute Tenant’s Rooftop Equipment (as defined in the Original Lease), or (iii) constitute an internal staircase connecting portions of the Premises.

4.             With respect to the 2015 New Space only, (i) the Base Tax Year (as defined in the Original Lease) and the Base Operating Year (as defined in the Original Lease) shall mean the calendar year 2016, (ii) Tenant’s Share (as defined in the Original Lease) for the 2015 New Space shall be 3.2777%, and (ii) Tenant’s Building 10 Share (as defined in the Original Lease Lease) for the 2015 New Space shall be 21.2382%. Tenant’s obligations to pay Tax Payments (as defined in the Original Lease) and Operating Payments (as defined in the Original Lease) with respect to the Existing Premises shall remain unaffected by this Amendment.

5.             Any laboratory areas located in the 2015 New Space shall be included in and constitute a part of Third Floor Laboratory Area (as defined in the First Amendment) for purposes of Section 5 of the First Amendment.

6.             The number of Tenant’s Reserved Spaces (as defined in the Original Lease), to be governed by Section 3.4.2 of the Original Lease is hereby increased from ten (10) to twenty (20) reserved parking spaces, and shall included, in addition to the parking spaces shown on Exhibit J attached to the Original Lease, the parking spaces identified on the plan attached hereto and made a part hereof as Exhibit B.

7.             The provisions of Section 4.2 of the Original Lease shall be applicable to the 2015 New Space for the purpose of determining Tenant’s cost for electricity furnished to the 2015 New Space.

8.             (a)           The amount of the Security Deposit (as defined in the Original Lease) under Section 11.6 of the Original Lease shall be $200,000. Tenant shall cause a replacement letter of credit (or amendment to the existing letter of credit held by Landlord under said Section 11.6) to be issued to Landlord in such amount (and in the event of a replacement letter of credit, upon receipt thereof Landlord shall return the replaced letter of credit to Tenant).

(b)           Section 11.6(e) of the Original Lease is deleted in its entirety.

9.             Each party covenants, warrants and represents to the other party that no broker, other than Jones Lang LaSalle and Linque Management Company, Inc. (together, “Broker”), was instrumental in bringing about or consummating this Amendment and that it has had no conversations or negotiations with any broker except Broker concerning the leasing of the 2015 New Space. Each party agrees to indemnify and hold harmless the other party against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, arising out of any conversations or negotiations had by such party with any broker other than Broker. Landlord agrees to pay Broker any commission owing to Broker in connection with this Amendment pursuant to a separate agreement or agreements, and agrees to indemnify and hold harmless Tenant from and against any claims by Broker for any commissions owing with respect to Tenant’s leasing of the 2015 New Space.

10.          If there is any conflict between the terms and provisions of the Lease and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall prevail. Landlord and Tenant ratify and affirm the Lease as modified by this Amendment. Except as modified by this Amendment, the Lease shall remain unmodified, in full force and effect. Except as herein otherwise expressly provided, or except as the terms of the Lease may be in conflict with or inconsistent with the terms of this Amendment, all of the terms, covenants and provisions of the Lease are hereby incorporated into and made a part of this Amendment as if fully set forth herein.

11.          This Amendment may be executed and delivered by the undersigned in counterparts. The electronically transmitted signature of a party to this Amendment shall be binding upon such party.

12.          Tenant shall have the exclusive right to utilize the first floor lobby of the Building, as shown on the plan attached hereto and made a part hereof as Exhibit C, as a reception area at no additional rental charge; provided that ingress and egress to and from the remainder of the Building is in compliance with applicable codes requirements. Such area shall constitute a portion of the Premises, and Tenant’s obligations under the Lease, as amended by this Amendment, as to the Premises shall be applicable to said area. Tenant shall reasonably cooperate with Landlord to coordinate security and code compliant ingress and egress to and from the remainder of the Building.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

LANDLORD:

DENVER ROAD, LLC

By	/s/ Menashe Frankel
Name: Menashe Frankel
Title: Managing Member

TENANT:

INSMED INCORPORATED

DocuSigned by:

By	/s/ Will Lewis
Name: Will Lewis
Title: Chief Executive Officer

EXHIBIT A

The 2015 New Space

INSMED EXPANSION PREMISES

10 Finderne Avenue Bridgewater, NJ Third Floor

ARCHITECTURE INTERIORS PLANNING                G3

EXHIBIT B

Tenant’s Additional Reserved Parking

EXHIBIT C

First Floor Lobby

10 Finderne Avenue
Bridgewater, NJ
First Floor

ARCHITECTURE INTERIORS PLANNING                G3

EXHIBIT D

VAV Boxes

BLDG. 10 3RD FLR 11/4/2015 10:54:04 AM